Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS
Comparable store sales decline 5% for December

          Albany, NY, January 6, 2010 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 5% for the five-week period ended January 2, 2010. For the nine-week period ended January 2, 2010, comparable store sales decreased 8%. Total sales for the nine-week period were $241 million compared to $287 million for the same period last year, a decrease of 16%. The Company operated 12% fewer stores, on average, during the nine-week period as compared to last year.

          For the eleven-month period ended January 2, 2010, comparable store sales decreased 10%. Total sales for the period decreased 18% to $760 million compared to $930 million during the same period last year.

          Trans World will host a teleconference call today, Wednesday, January 6, 2010, at 10:00 AM ET to discuss its holiday sales results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.